EXHIBIT 99.1

September 12, 2024

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Remembering FHLBNY Director Danelle M. Barrett

On August 26, 2024, Rear Admiral Danelle M. Barrett, USN (Ret.) passed away after a valiant battle against glioblastoma cancer.  Rear Admiral Barrett was elected to our Board in the Fall of 2020 and joined in January of 2021 following a long and distinguished career in the U.S. Navy, where she served as Navy Cyber Security Division Director and Deputy Chief Information Officer on the staff of the Chief of Naval Operations.  She immediately made an impact on our cooperative, and soon was elected by her fellow Directors to the role of Chair of the Board’s Technology Committee, working closely with Bank management on our technology and cybersecurity efforts.  Technology, and especially Information Security, have become increasingly important for institutions of all types, and certainly for our franchise.  Our technology efforts, which are incorporated directly into our overall strategy, are aimed at improving the member experience and ensuring we are well-positioned to continue to serve as a dependable source of funding for our members and communities.  Over the past four years, our cooperative benefited immensely from Director Barrett’s expertise, which she was always more than happy to share in a collaborative and engaging manner.  Director Barrett not only brought her expertise to the Board, but her kindness and joy, as well, and all of us at the FHLBNY will miss her.

2024 Small Business Recovery Grant Program Update

Over the past few weeks, our team has taken pride in reading the local news articles on our members’ efforts to put our Small Business Recovery Grant Program funding to work in communities across our District.

We launched the 2024 Round of the Small Business Recovery Grant Program on July 29, 2024 with $5 million available in grant funding to members, who can access the Program to provide grants of up to $10,000 each to qualifying small businesses and non-profits that have experienced economic challenges and are in need of working capital.  In the five weeks since launching the 2024 Round, we have seen members access $4.2 million in funding to award more than 900 critical grants to businesses across our region.

The Small Business Recovery Grant Program is one of the numerous programs we offer our members to partner in providing community support that goes beyond our foundational liquidity mission, and is done in excess of the 10 percent of income we are required to award annually through our Affordable Housing Program grants – the 2024 version of which we will announce later this Fall.

2024 FHLBNY Director Election Update

The FHLBNY’s Board is vital to all aspects of our operations, which is why it is important for our members to participate in the annual Director Election.  We currently plan to launch the 2024 Director Election process for two Districtwide Independent Director seats and two New York Member Director seats next month.  The FHLBNY has once again partnered with Survey & Ballot Systems to administer the transmission of ballots in connection with our 2024 director election.  To assure your ballot email arrives safely in your email inbox on October 15, 2024, please (if you have not already done so) add the following email address as an approved sender:  noreply@directvote.net.  Handling this matter ahead of time will help ensure a smooth election process.

Separately, as we previously reported to our members, we are pleased to congratulate Thomas J. Kemly, president, CEO and Director of Columbia Bank, on his re-election to our Board to serve as a Member Director representing our New Jersey members for a four-year term beginning on January 1, 2025.  Director Kemly, who currently serves as the vice chair of the Board’s Audit Committee and the acting chair of its Technology Committee, ran unopposed in this year’s election for the one open New Jersey Member Director seat.

Your participation in this year’s Director election process is greatly appreciated, and will help continue to keep the Board and the FHLBNY diverse – and strong.  If you have any election questions, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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